UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2014

POWER REIT

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

000-54560

(Commission File Number)

45-3116572

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 17, 2014, Power REIT received notification from NYSE MKT LLC that the exchange has approved for listing and trading Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per share (the “PW PRA”). The PW PRA will commence trading on the NYSE MKT today, March 18, 2014, under the ticker symbol PW PRA. Power REIT is issuing a press release today announcing the foregoing. A copy of that press release is attached as an exhibit hereto.

As set forth in the attached press release, Power REIT is also announcing that it has completed its first closing of sales of PW PRA to investors, for approximately $2.5 million in proceeds. Power REIT has been offering up to 175,000 shares of PW PRA on a continuous basis pursuant to a public offering prospectus supplement dated January 23, 2014 and an accompanying prospectus.

The above disclosure shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any U.S. state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Ex. No.	Description

99.1	Press release dated March 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: March 18, 2014	By	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer

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